UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2008 (January 31, 2008)

Mediware Information Systems, Inc.

(Exact name of registrant as specified in its charter)

New York	1-10768	11-2209324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S.Employer Identification No.)

11711 West 79th Street, Lenexa, KS	66214
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code    (913) 307-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)
On January 31, 2008, Joseph Delario submitted notice of his resignation as a member of the Board of Directors of Mediware Information Systems, Inc., effective immediately.  Mr. Delario has not expressed any disagreement with Mediware’s operations, policies or practices.

(d)
Mediware’s Board of Directors elected on January 31, 2008 Philip H. Coelho, 63, to fill the vacancy created by Mr. Delario’s resignation.  A press release describing these events, which contains biographical information regarding Mr. Coelho, is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Coelho will serve as a director until the next annual meeting of the shareholders of Mediware and until his successor is duly elected and qualified.  The committees of the Board of Directors on which Mr. Coelho may serve is unknown as of the date of filing of this Current Report on Form 8-K.  Mr. Coelho will participate in Mediware’s compensation arrangements for non-employee members of the Board of Directors.

(e)
On January 31, 2008, Mark B. Williams, Mediware’s Chief Financial Officer, and Robert C. Weber, Mediware’s Senior Vice-President, Chief Legal Officer, General Counsel and Secretary, were each granted 25,000 restricted shares of Mediware common stock under Mediware’s 2003 Equity Incentive Plan. The vesting of the restricted stock awards granted to Messrs. Williams and Weber is based 25% on their respective continued employment and 75% on specified performance metrics.  The restricted shares based on continued employment will vest upon the completion of each fiscal year ended June 30, 2008, 2009 and 2010, provided that Mr. Williams or Mr. Weber, as the case may be, is employed with Mediware on each of those dates.  The number of shares that so vest is 2,084 for fiscal year ended June 30, 2008 and 2,083 for each fiscal year ended June 30, 2009 and 2010.  The remaining 75% of the restricted shares will vest only if Company achieves performance metrics relating to earnings per share, free cash flow (excluding acquisitions) and revenue, determined upon the filing of the Annual Report on Form 10-K for each fiscal year ended June 30, 2008, 2009 and 2010.  The number of shares that may vest is 6,250 for the Annual Report on Form 10-K for each fiscal year ended June 30, 2008, 2009 and 2010. All unvested restricted shares will be forfeited upon the termination of employment.

Any unvested, but not forfeited, restricted shares will be cancelled upon the acquisition of Mediware, and Mr. Williams and Mr. Weber will each be paid cash for each such share equivalent to two times the difference between the price per share of Mediware’s stock paid by the acquirer and the fair market value of Mediware’s common stock on the date of the grant.  In addition, the terms of the 25,000 restricted share grant previously awarded to Mr. Williams and the 20,000 restricted share grant previously awarded to Mr. Weber have been amended to provide for treatment consistent with the foregoing in connection with an acquisition of Mediware.

In addition, on January 31, 2008, Mediware’s Board of Directors set bonus eligibility for all named executive officers under the bonus plan for fiscal 2008.  Eligibility will be determined as follows: (i) 70% will be based upon Mediware’s achievement of performance metrics for earnings per share, free cash flow (excluding acquisitions) and revenue, determined upon the filing of Mediware’s Annual Report on Form 10-K for each fiscal year, (ii) 20% will be based upon individual criteria to be determined by Mediware’s Board of Directors, and (iii) 10% will be based upon customer satisfaction, measured in a manner to be determined by Mediware’s Chief Executive Officer.  The maximum bonus eligibility for each named executive officer will be as set forth in the officer’s employment agreement.  The Compensation Committee retains the ability to award, in its sole discretion, cash bonus compensation in excess of the target bonuses.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Press Release of Mediware Information Systems, Inc., dated February 6, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIWARE INFORMATION SYSTEMS, INC

Date: February 6, 2008	By:	/s/ Mark B. Williams
Mark B. Williams
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Mediware Information Systems, Inc., dated February 6, 2008.